Exhibit 4.5

INVESTOR SECURITIES PURCHASE AGREEMENT

This INVESTOR SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into as of June 15, 2007, by and among CT Technologies Holdings, LLC, a Delaware limited liability company (the “Company”), and the persons listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”). Certain defined terms have the meanings given to those terms in Section 4 below.

WHEREAS, in connection with the acquisition of Companion Technologies Corporation pursuant to that certain Stock Purchase Agreement dated as of December 31, 2006 by and among Blue Cross and Blue Shield of South Carolina and the Company, the Company issued Series A Shares to certain of the Investors pursuant to the Investors Securities Purchase Agreement dated as of December 29, 2006 (the “Original Agreement”).

WHEREAS, pursuant to Section 1(d) of the Original Agreement, the Investors desire to purchase from the Company, and the Company desires to sell to the Investors, the Company’s Series A Shares (the “Series A Shares”), in the respective quantities and for the respective prices set forth on Schedule A hereto, as the case may be, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Investors agree as follows:

1. Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, each Investor will purchase, and the Company will sell, the number of Series A Shares set forth opposite such Investor’s name on Schedule A for the aggregate consideration set forth opposite such Investor’s name on Schedule A (the “Purchase Price”). The Investors reserve the right to adjust the allocations set forth on Schedule A prior to the Closing. The issuance of any Series A Shares hereunder is conditioned upon the contemporaneous closing of the transactions contemplated under the Purchase Agreement. Each Investor will deliver to the Company (or its designee) a wire transfer of immediately available funds in the aggregate amount of the Purchase Price payable by such Investor.

(b) In connection with the purchase and sale of Series A Shares under this Agreement, each Investor represents and warrants to the Company that the following statements are true on the date hereof and will be true on the Closing Date as if made on such date:

(i) The Series A Shares to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of the LLC Agreement or the Members Agreement, and such Series A Shares will not be disposed of in contravention of any such laws or agreement.

(ii) Such Investor is able to bear the economic risk of the investment in Series A Shares for an indefinite period of time, and such Investor understands that Series A Shares are subject to the transfer restrictions contained herein and has not been registered under the Securities Act.

(iii) Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Series A Shares and has had full access to such other information concerning the Company as such Investor has requested. Such Investor has reviewed, or has had an opportunity to review copies of the following documents, (A) the Members Agreement, (B) the LLC Agreement (C) the Registration Rights Agreement, and (D) the Other Purchase Agreements that the Company is entering into on the date of this Agreement.

(iv) Each of this Agreement, the LLC Agreement, the Members Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, and the execution, delivery, and performance of each such Agreement by such Investor does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which such Investor is a party or any judgment, order, or decree to which such Investor is subject.

(c) In connection with the purchase and sale of Series A Shares under this Agreement, the Company represents and warrants to each Investor that the following statements are true on the date hereof and will be true on the Closing Date as if made on such date:

(i) Organization, Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would not, or would reasonably be expected not to, have a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole. The Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(ii) Series A Shares Duly Authorized. When issued pursuant to this Agreement, all of the Series A Shares will be duly authorized and validly issued and outstanding, and will have been issued by the Company in material compliance with applicable federal and state securities laws.

(iii) Authorization; Enforceability. The execution, delivery and performance by the Company or its officers of this Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement and all other agreements contemplated by this Agreement and such other Agreements to which the Company is a party and the offer, sale and issuance of Series A Shares have been duly authorized by the Company. This Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement, the Other Purchase Agreements and all such other agreements to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(iv) Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company will pay, and hold each Investor harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

(v) Capitalization. Immediately after the consummation of the transactions contemplated under Section 1 hereof and the Other Purchase Agreements, the equity capitalization of the Company will be as set forth on Schedule 1 attached hereto.

(d) Reduction of ABRY Commitment. The parties acknowledge that ABRY’s acquisition of Series A Units hereunder is made in accordance with Section 1(d) of the Original Agreement and, therefore, the amount of ABRY’s investment hereunder shall reduce the $40 million commitment of ABRY described in Section 1(d) of the Original Agreement on a dollar for dollar basis.

2. Repurchase of Shares. If any Executive ceases to be employed by the Company or any of its Subsidiaries (the “Termination” of such Executive), all of the Series A Shares as set forth on Schedule A hereto for such Executive shall be subject to repurchase by the Company and ABRY pursuant to the terms and conditions set forth in this Section 2.

(a) Purchase Price for Series A Shares. The purchase price for each Series A Share that is subject to the repurchase provisions set forth in this Section 2 (an “Eligible Share”) shall be the greater of the Original Purchase Price or Fair Market Value (as defined below) for such share as of the date of the Termination; provided that if the Termination results from the Company’s or a Subsidiary’s Termination of Executive’s employment for Cause, then the repurchase price for each Series A Share shall be the lower of the Original Purchase Price or Fair Market Value of such share. The “Fair Market Value” of any Series A Share on any date means the amount determined by the Board in its good faith judgment as the amount that would be received by the holder of such Series A Share if all of the equity securities of the Company were sold to a buyer in a single transaction and the proceeds from such transaction were allocated to the holders of equity securities of the Company as if the proceeds were distributed in a liquidation of the Company pursuant to the LLC Agreement; provided, however, that if the holder of such Series A Shares disputes the Board’s determination of Fair Market Value (the “Disputing Party”) and the Disputing Party and the Board are unable to reach agreement as to the Fair Market Value within a reasonable period of time, the Company and the Disputing Party shall seek an independent appraisal of such Fair Market Value by an independent appraiser experienced in valuing securities such as the Series A Shares and mutually agreeable to the Company and the Disputing Party, and the determination of such appraiser shall be final and binding upon the Company, ABRY and the Disputing Party. The cost and expense of such appraisal shall be paid 50% by the Company and 50% by the Disputing Party; provided that the Company shall pay for the entire cost and expense of such appraisal if the Company or ABRY, as the case may be, rescinds the applicable Company Repurchase Notice or Supplemental Repurchase Notice in accordance with this Agreement, as the case may be.

(b) Company Repurchase Option. In the event of the Termination of any Executive’s employment with the Company or its Subsidiaries, the Company may elect to purchase all or any portion of the Eligible Shares by delivering written notice (the “Company Repurchase Notice”) to the holder or holders of the Eligible Shares during the period beginning on the day after the date of Termination of such Executive and ending on the 90th day after the Termination of such Executive (the “Repurchase Period”). The Company Repurchase Notice shall set forth the Board’s determination of the Fair Market Value of the Eligible Shares, the number of Eligible Shares to be acquired by the Company from each holder of the Eligible Shares, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. At any time prior to the closing of such transaction, the Company may rescind the Company Repurchase Notice for any reason (including for no reason at all) without liability to the holders of the Eligible Shares. The shares to be repurchased by the Company shall first be satisfied to the extent possible from the Series A Shares held by such Executive at the time of delivery of the Company Repurchase Notice. If the number of Series A Shares then held by such Executive is less than the total number of Eligible Shares that the Company has elected to purchase, the Company shall purchase the remaining Eligible Shares to be purchased from such Executive’s Permitted Transferees (as defined in the Members Agreement) who are holders of Eligible Shares under this Agreement, pro rata according to the number of Eligible Shares held by such Permitted Transferees at the time of delivery of such Company Repurchase Notice (determined as close as practicable to the nearest whole share). If for any reason the Company has not elected to purchase all of the Eligible Shares pursuant to this Section 2(b), the Company shall send written notice (the “No-Purchase Notice”) of that election to ABRY and the Company prior to the end of the Repurchase Period.

(c) Investor Repurchase Option. If the Company has not elected to purchase all of the Eligible Shares pursuant to Section 2(b) above, ABRY shall be entitled to purchase all or any portion of the Eligible Shares that are not elected to be purchased by the Company (the “Available Shares”). ABRY may elect to purchase any or all of the Available Shares by giving written notice (the “Supplemental Repurchase Notice”) to the holder or holders of the Available Shares at any time prior to the later to occur of (i) the end of the Repurchase Period and (ii) the 30th day after the day on which the Company delivered the Company Repurchase Notice or the No-Purchase Notice, as applicable, to the Company and the holders of Available Shares. The Supplemental Repurchase Notice shall set forth the number of Available Shares to be acquired from each holder of Available Shares, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. At any time prior to the closing of such transaction, ABRY may rescind the Supplemental Repurchase Notice for any reason (including for no reason at all) without liability to the holders of Available Shares. The shares to be repurchased by ABRY shall first be satisfied to the extent possible from the Available Shares held by the applicable Executive at the time of delivery of the Supplemental Repurchase Notice. If the number of Available Shares then held by such Executive is less than the total number of Available Shares that ABRY has elected to purchase, ABRY shall purchase the remaining Available Shares to be purchased from such Executive’s Permitted Transferees (as defined in the Members Agreement) who are holders of Available Shares, pro rata according to the number of Available Shares held by such Permitted Transferees at the time of delivery of such Supplemental Repurchase Notice (determined as close as practicable to the nearest whole share).

(d) Closing of Repurchase. The closing of the purchase of such Series A Shares of Executive pursuant to Sections 2(b) or 2(c) above shall take place on the date designated in the Company Repurchase Notice or the Supplemental Repurchase Notice, as applicable. The Company and/or ABRY shall pay for such Series A Shares to be purchased by delivery of a check or wire transfer of immediately available funds. The purchasers of the Series

A Shares hereunder shall be entitled to receive customary representations and warranties from the sellers regarding such sale of shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

(e) Treatment of Repurchased Shares. Any Series A Share that is repurchased pursuant to this Section 2 shall be deemed to be outstanding and held by the Company or ABRY, as the case may be, for all purposes under the LLC Agreement.

(f) Termination of Repurchase Option. The right of the Company and ABRY to repurchase Series A Shares pursuant to this Section 2 shall terminate upon the first to occur of a Sale of the Company or a Qualified Public Offering (each as defined in the Members Agreement).

3. Other Agreements.

(a) Any certificates representing the Series A Shares will bear the legend set forth in Section 11.4 of the LLC Agreement.

(b) Each Investor acknowledges that the transfer of Series A Shares is subject to the provisions of the Securities Act, applicable state securities laws, the LLC Agreement and the Members Agreement.

4. Definitions.

“ABRY” means ABRY Partners V, L.P., a Delaware limited partnership.

“Board” means the Board of Directors of the Company.

“Cause” with respect to any Executive, shall have the meaning set forth in such Executive’s Employment Agreement, if applicable, or shall otherwise mean such Executive’s (i) conviction of, or plea of guilty or no contest or similar plea with respect to, either (A) a felony or (B) any crime that causes the Company and its Subsidiaries, taken as a whole, a substantial and material financial detriment; (ii) commission of an act involving fraud or embezzlement with respect to the Company or any of its Subsidiaries; (iii) substantial and repeated failure (except where due to illness, Disability or incapacity) to perform such Executive’s duties, which failure is not cured within 30 days after written notice thereof to such Executive from the Company which notice will specifically set forth the nature of such failure and the actions required to correct the same; (iv) commission of any willful or intentional act of such Executive that has the intended effect of injuring the reputation or business of the Company or its Affiliates in any material respect; (v) continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy, approved or excused by such Executive’s immediate supervisor or approved or excused by the Board or (B) is the result of such Executive’s illness, Disability or incapacity; or (vi) use of illegal drugs by such Executive or repeated public drunkenness; provided, however, that the Company’s failure to achieve certain results will not be deemed to constitute “Cause” so long as such Executive uses his reasonable best efforts to perform his duties.

“Closing Date” means the date on which the transactions contemplated under the Purchase Agreement are consummated.

“Disability” with respect to any Executive shall have the meaning set forth in such Executive’s Employment Agreement, if applicable, or absent a definition of such term in such agreement, shall otherwise mean the inability of such Executive to perform his duties by reason of his disability, as reasonably determined by an independent physician selected by the Board with the approval of such Executive, which approval such Executive will not unreasonably withhold or delay.

“Employment Agreement” means with respect to each Executive, the Executive Employment Agreement entered into by such Executive and the Company or its Subsidiary, as in effect from time to time.

“Executives” means Patrick J. Haynes, III and William V.B. Webb.

“Incentive Share Purchase Agreements” means, collectively, any incentive share purchase agreement entered into as of the date of this Agreement, between the Company and each of the individuals that are parties thereto, as in effect from time to time.

“Initial Incentive Share Purchase Agreements” has meaning set forth in the Members Agreement.

“LLC Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement to be entered into as of the Closing Date, as in effect from time to time.

“Members Agreement” means the Amended and Restated Members Agreement, to be entered into as of the Closing Date, by and among the Company and the members of the Company, as in effect from time to time.

“Original Purchase Price” means, for each Series A Share, $413.2666667.

“Other Purchase Agreements” means, collectively, (i) the Incentive Share Purchase Agreements, (ii) the Original Agreement, (iii) the Initial Incentive Share Purchase Agreements, (iv) the Senior Preferred Purchase Agreement, and (v) the Purchase Agreement, each as in effect from time to time.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Purchase Agreement” means the Stock Purchase Agreement dated as of May 15, 2007 by and among the Company, Smart Document Solutions, LLC, a Georgia limited liability company, Smart Imaging Holdings, Inc., a Georgia corporation, Arcapita Inc., as Sellers’ Representative and certain other parties thereto, as in effect from time to time.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into as of the Closing Date among the Company and the initial members of the Company, as in effect from time to time.

“Related Documents” means, collectively, this Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement and the Other Purchase Agreements.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Preferred Purchase Agreement” has the meaning set forth in the Members Agreement.

“Series A Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

5. Notices. All communications or notices required or permitted by this Agreement will be in writing and will be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via first class United States mail), or (c) on the Business Day following the date when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date set forth in the records of such delivery service or on the third day after so deposited in the United States mail, in each case, addressed as follows:

if to the Company, to:

CT Technologies Holdings, LLC

875 North Michigan Avenue

Suite 3640

Chicago, Illinois 60611

Facsimile: (312) 255-0060

Attention: Patrick J. Haynes, III

With a copy (which will not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile: 212-446-4900

Attention: Armand A. Della Monica

if to ABRY or its Affiliates, to:

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile: 617-859-7205

Attention: Jay Grossman, Erik Brooks, Hilary Grove

with a copy (which will not constitute notice to such Person), to:

Kirkland & Ellis LLP

153 East 53rd Street, 39th Floor

New York, New York 10022

Facsimile: 212-446-4900

Attention: Armand A. Della Monica

if to Ares Capital Corporation, to:

to the address as set forth in the LLC Agreement.

if to any Executive, to:

to the address as set forth in the LLC Agreement.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

6. General Provisions.

(a) Certain Expenses. At the Closing and from time to time thereafter, the Company and its Subsidiaries shall pay, and save ABRY and its Affiliates harmless against liability for the payment of, all out of pocket expenses arising in connection with (x) the transactions contemplated hereunder and under the other Related Documents; (y) the ownership of any Equity Securities of the Company; and (z) the enforcement of any of ABRY’s rights under this Agreement or any of the other Related Documents, including in each case:

(i) document production and duplication charges and the fees and expenses of any special counsel engaged by ABRY in connection with (i) this Agreement, any of the other Related Documents and the transactions contemplated hereby or thereby and (ii) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Related Documents, whether or not such proposed action shall be effected or granted;

(ii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by ABRY in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Series A Shares or any other Related Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Related Document or the transactions contemplated hereby or thereby or by reason of ABRY or its Affiliate having acquired any Equity Security of the Company, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iii) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereunder or under any of the other Related Documents, including the use of the proceeds of the Series A Shares by the Company.

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by each of the Investors, the Company and their respective successors and assigns (including subsequent holders of the Series A Shares); provided that the rights and obligations of each of the Investors under this Agreement will not be assignable except in connection with a transfer of Series A Shares permitted under the LLC Agreement and the Members Agreement.

(d) Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws or choice of law of the State of Delaware or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of Delaware.

(e) Time is of the Essence. The parties to this Agreement hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

(f) Specific Performance. The parties to this Agreement acknowledge and agree that each would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties hereto agree that each party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties to this Agreement and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(g) Entire Agreement. This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(h) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFICATE ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 5. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

CT TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Michael J. Labedz
	Name:	Michael J. Labedz
	Title:	Vice President and Secretary

[Signature Page to the Investor Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

ABRY PARTNERS V, L.P.

By:	ABRY V Capital Partners, L.P., Its General Partner

By:	ABRY V Capital Partners, LLC, Its General Partner

By:	/s/ Royce Yudkoff
	Name:	Royce Yudkoff
	Title:	President

ABRY PARTNERS V AFFILIATED INVESTORS, L.P.

By:	ABRY V Capital Partners, L.P., Its General Partner

By:	ABRY V Capital Partners, LLC, Its General Partner

By:	/s/ Royce Yudkoff
	Name:	Royce Yudkoff
	Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

ARES CAPITAL CORPORATION

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

[Signature Page to the Investor Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

WAVELAND, LLC

By:	/s/ Patrick J. Haynes, III
Name:	Patrick J. Haynes, III
Title:	Sole Manager

[Signature Page to the Investor Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

/s/ William V.B. Webb
William V.B. Webb

[Signature Page to the Investor Securities Purchase Agreement]

SCHEDULE 1

CAPITALIZATION OF THE COMPANY

SERIES OF SHARES	ISSUED
Senior Preferred	30,000.0000
Series A	164,049.7835
Series B-l	9,750.0000
Series B-2	24,375.0000
Series C	7,730.0945

SCHEDULE A

INVESTORS

Investor	Series A Shares to be Purchased	Purchase Price
ABRY Partners V, L.P.	61,970.0741	$25,610,165.94
ABRY Partners V Affiliated Investors, L.P.	1,432.8309	$592,141.24
Ares Capital Corporation	9,678.9805	$4,000,000
Waveland, LLC (an Affiliate of Patrick J. Haynes, III)	483.9490	$200,000
William V.B. Webb	483.9490	$200,000
TOTAL	74,049.7835	$30,602,307.18